Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Inergy Midstream, L.P. Long Term Incentive Plan and the Inergy Midstream, L.P. Employee Unit Purchase Plan of our report dated November 18, 2011 (except for the second paragraph of Note 1, as to which the date is November 25, 2011) with respect to the consolidated financial statements of Inergy Midstream, L.P. as of September 30, 2011 included in its prospectus filed pursuant to Rule 424(b) with the Securities and Exchange Commission in connection with the Registration Statement on Form S-1 (File No. 333-176445).

/s/ Ernst & Young LLP

Kansas City, Missouri

December 20, 2011